Exhibit 10.1

LATIN AMERICAN MINERALS INC.

Suite 910 – 475 Howe Street

Vancouver, BC

V6C 2B3

October 26, 2005

TNR Gold Corp.

Suite 620 – 650 West Georgia Street

Vancouver, BC

V6B 4N9, Canada

Attention: Gary Schellenberg

Compania Minera Solitario Argentina S.A.

Santiago del Estero 61 – Norte

5400 Ciudad

San Juan, Argentina S.A.

Attention: Roberto Lara

Geocom Resources Inc.

Suite 413 – 114 West Magnolia Street

Bellingham, WA

98225, USA

Attention: John Hiner

Dear Sirs/Mesdames:

Re: Right and Option to Earn Mineral Claims

This letter (the “Letter”) sets out the terms and conditions of an agreement reached between TNR Gold Corp. (“TNR”), Compania Minera Solitario Argentina S.A. (“Solitario”), Geocom Resources Inc. (“Geocom”) and Latin American Minerals Inc. (“LAT”) (each a “Party”, and collectively the “Parties”) relating to the property earn-in option (the “Option”) granted by Solitario and Geocom (together the “Optionors’) to LAT (the “Optionee”) of certain mineral claims collectively known as the Carolina Property (the “Property”), as described in Schedule “A” attached hereto. By each Party executing the duplicate copy of this Letter enclosed herewith and returning said executed copy to the undersigned, the Parties acknowledge and agree that this Letter will constitute a legal and binding agreement between the Parties, which supersedes all prior agreements, negotiations and discussions, whether written or verbal, with respect to this Option (the “Agreement”).

1.	The Option

On the terms and conditions contained in this Agreement, the Optionors agree to grant to the Optionee the right to earn a 75% interest in the Property, including but not limited to, access to drill core, copies of all non-interpretive technical data including maps, drill hole logs, assay reports and other scientific and factual data with relation to the Property.

2.	Consideration

Subject to paragraph 3 hereto, the Optionors agree to grant the Optionee the right to earn the 75% interest in the Property upon the Optionee providing the following consideration:

(a)

making Exploration Expenditures as defined below of US$1,000,000 by the fifth anniversary date of the letter from the TSX - Venture Exchange (“TSX-V”) providing notice of final acceptance of this Agreement for filing (“Closing” or the “Closing Date”), provided that a minimum exploration expenditure of US$50,000 is made by the first anniversary of Closing; and

(b)

by making the following cash payments and issuances of LAT common shares (the “Shares”) to the Optionors, totaling cash payments of US$125,000 and issuances of 125,000 Shares, each divided 50/50 between Geocom and TNR:

(i)	US$25,000 and 25,000 Shares on Closing;
(ii)	an additional US$25,000 and 25,000 Shares by the first anniversary of Closing;
(iii)	an additional US$25,000 and 25,000 Shares by the second anniversary of Closing;
(iv)	an additional US$25,000 and 25,000 Shares by the third anniversary of Closing; and
(v)	an additional US$25,000 and 25,000 Shares by the fourth anniversary of Closing.

(c)

For the purposes of this agreement “Exploration Expenditures” shall mean and include all costs or fees, expenses, liabilities and charges paid or incurred by LAT which are related to all operations and activities of LAT on or relating to the Property for purposes of determining ore reserves and mineralization, and for purposes of development of any ores, minerals, mineral deposits or mineral substances of every kind or character located in, on or under the Property including, without limitation any surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for minerals, and to construct and use buildings, roads, power and communication lines, and to use so much of the surface of the Property in such manner as LAT deems necessary for the enjoyment of any rights and privileges to LAT hereunder or otherwise necessary to effect the purposes of this Agreement.

3.	Vesting

Upon making US$500,000 in total exploration expenditures and paying US$62,500 in cash and issuing 62,500 Shares to the Optionors, the Optionee will have earned a 37.5% interest in the Property. All registrations required to evidence this interest will be completed as soon as possible after the interest is earned. Title to the Property will remain with Solitario until such time as the full 75% interest in the Property is vested in the Optionee.

Notwithstanding the consideration set out above, upon full vesting of its 75% interest in the Property, the Optionee will issue to the Optionors an additional 100,000 Shares divided 50% to TNR and 50% to Geocom.

4.	Operator

The Parties agree that upon Closing and until the formation of the Joint Venture that the Optionee will be the operator of the Property.

5.	Formation of Joint Venture

Upon satisfaction of the requirements set out in paragraphs 2 and 3 above, the Optionors and the Optionee agree to form a joint venture (the “Joint Venture”) for the further development of the Property and shall negotiate in good faith and enter into an agreement in relation to such Joint Venture (the “Joint Venture Agreement”), which Joint Venture Agreement shall provide for the Optionee having a 75% participating interest and the Optionors having a 25% participating interest in the Joint Venture.

Upon the formation of the Joint Venture, the Optionee and the Optionors (each a “JV Partner” and together the “JV Partners”) shall form a management committee (the “Management Committee”) to determine all activities of the Joint Venture. Representation on the Management Committee shall be proportional to the participating interest of the JV Partner. The Optionee shall be the operator (the “Operator”) of the Joint Venture. The Operator of the Joint Venture shall act as Chairman of the Management Committee. All decisions of the Management Committee shall be made by a majority of votes; in the event of a tie, the Chairman shall have a casting vote. The Operator shall annually prepare proposals for programs and budgets for the following year’s activities and present the same to the JV Partners 60 days prior to the next anniversary of the Joint Venture Agreement. All work and activities of the Joint Venture shall be carried out under programs and budgets approved by the Management Committee. Failure of the Management Committee to reach an agreement on a program and budget will result in binding arbitration for resolution.

Non-participation in an approved program shall result in dilution of the non-participating JV Partners’ interest according to an industry-standard straight line dilution clause to be determined by the Parties negotiating in good faith when entering into the Joint Venture Agreement, whereby if one of the JV Partners is diluted to a 10% participating interest, such JV Partner shall forfeit its participating interest and receive a 1% Net Smelter Return (“NSR”) as defined in Schedule "B" hereto. The Joint Venture Agreement shall provide for the Optionee having the option to purchase the 1% NSR at anytime for US$1,000,000.

6.	Area of Influence

Any additional mineral claims staked by the Parties within 2 kilometres of the Property will automatically become part of this Agreement and shall be subject to the clauses and conditions herein (the “Area of Influence”). Mineral claims within two kilometres of the Property acquired from third parties will be excluded and will not be subject to the Area of Influence.

7.	TSX – V Approval

The Parties hereto agree that the entering into of this Agreement by the Optionee is subject to and conditional upon the written approval of the TSX-V. The Shares issued pursuant to the terms of this Agreement can only be issued upon receipt of TSX-V acceptance and pursuant to prospectus exemptions applicable in the Province of British Columbia, and such Shares will be subject to such trading restrictions and will bear such legends as may be imposed under all applicable British Columbia provincial securities laws and regulations, US Securities laws and regulations and TSX-V requirements.

8.	Abandonment of Property

Subsequent to the creation of the joint venture as contemplated in Paragraph 5, if the Optionee relinquishes, drops, abandons or allows any portion of the Property to lapse, the Optionors shall be entitled to acquire title to such portion of the Property without payment to the Optionee, including, but not limited to title to all data, drill core, drill logs, and all other information of a technical nature relating to such portion of the Property. The Optionee shall give the Optionors twenty one (21) days prior written notice of its intention to relinquish, drop or abandon any portion of the Property and the Optionors may, upon receipt of such notice, arrange the transfer at their cost and without payment to the Optionee, of such portion of the Property. Should however the Optionors decline to acquire such portion of the Property within such twenty one (21) day period, then the Optionee can abandon said portion of the Property free and clear of any rights, obligations or liabilities under this Agreement except sections 9(a),(c),(d) and (e), 12 and 13, which shall continue notwithstanding the abandonment of the portion of the Property in question.

9.	Covenants of the Optionee

The Optionee hereby covenants and agrees with the Optionors, that after Closing, it will undertake commercially reasonable efforts to:

(a)

keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder and will proceed with all diligence to contest and discharge any such lien filed against the Property resulting from its activities thereon; and

(b)

keep the Property current and in good standing with the relevant government authorities and to pay in full all relevant special and annual government canons, fees and taxes on the mineral claims that form the Property and will keep the Property in good standing by filing all necessary work required to do so; and

(c)

abide with all government regulations, regulations regarding reclamation, applicable environmental statutes, regulations, ordinances, by-laws, and codes (the “Environmental Laws”) with respect to the Property, including but not limited to all exploration and development work performed by the Optionee during the term of this Agreement; and

(d)

carry out all of its activities on the Property in a good and workmanlike manner, complying with all environmental and other regulations and law. In this regard, the Optionee agrees to operate in a professional manner with respect to the engagement and compensation of major contractors for drilling, trenching or other excavation work; and

(e)

it shall indemnify and hold harmless the Optionors and its directors and officers and contractors from all costs, claims and liability resulting from the Optionee’s operations on the Property, including injury or death.

10.	Representations and Warranties of the Optionee

The Optionee hereby represents and warrants to the Optionors as at the date hereto, that it has good and sufficient right and authority to enter into this Agreement.

11.	Representations and Warranties of the Optionors

TNR and each of the Optionors hereby jointly and severally represent and warrant to the Optionee that, as at the date hereof:

(a)	each of the claims that make up the Property have been properly staked, tagged and recorded as required by applicable law in Argentina;
(b)	no Person (as that term is defined in the Securities Act (British Columbia)) has any options, agreements or right of any kind to acquire all or any portion of the Property or any interest in it;
(c)

Solitario is the registered and beneficial holder of the Property and has good, valid and marketable title to all of the Property, free and clear of all liens, charges, encumbrances, underlying royalties or third party agreements of any nature and kind whatsoever;

(d)	the Property is in good standing with the relevant government authorities and all government fees and taxes on the claims that form the Property have been paid in full and are current;
(e)

the Optionors have good and sufficient right and authority to enter into this Agreement and Solitario has good and sufficient right and authority to transfer the legal and beneficial title and ownership of the Property;

(f)

there are no actions, suits, judgements, investigations or proceedings of any kind whatsoever outstanding, pending or threatened with respect to the Property or affecting the Property, at law or in equity or before or by any governmental or administrative department, commission, board, tribunal, bureau, agency or any kind whatsoever, and there is no basis therefor, and the Optionors are not, to the best of the their knowledge, in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind with respect to the Property;

(g)	the use, maintenance and operation of the Property is in compliance with all applicable Environmental Laws; and
(h)

to the best of the Optionors’ knowledge, there are no pending or threatened environmental claims against the Optionors with respect to the Property, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to liability under any applicable Environmental Laws.

12.	Waiver and Indemnification of the Optionors

The Optionors shall not be liable to the Optionee and the Optionee waives all claims against the Optionors for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to the Optionee’s business conducted on the Property. The Optionee shall defend, indemnify and hold harmless the Optionors and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to persons or property from any activity, work, or things done, permitted or suffered by the Optionee or the Optionee’s agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by the Optionee in the performance of any obligation on the part of the Optionee to be performed under the terms of this Agreement (all of the foregoing collectively referred to as “General Indemnity Claims”). The Optionee agrees to defend all General Indemnity Claims on behalf of the Optionors, with counsel reasonably acceptable to the Optionors. The obligations of the Optionee contained in this paragraph shall survive the expiration of the term or sooner termination of this Agreement.

13.	Environmental Indemnity of the Optionors

The Optionee shall promptly reimburse, defend, indemnify (with legal counsel acceptable to the Optionors, whose consent shall not unreasonably be withheld) and hold harmless the Optionors, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney’s fees, consultant’s fees and other expert’s fees and costs), and damages, which arise from or relate to contamination of the Property, the use of hazardous materials any non-compliance with applicable Environmental Laws in connection with the Optionee’s use of the Property.

14.	Indemnity of the Optionee

The representations, warranties and acknowledgements of the Optionors contained in this Agreement shall survive the Closing and shall continue in full force and effect thereafter for the benefit of the Optionee for a period of five (5) years from the Closing Date. If any of the representations, warranties or acknowledgements given by the Optionors are found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of the Optionors then the Optionors shall indemnify and save harmless the Optionee from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis), damages and expenses of any kind whatsoever which may be brought or made against the Optionee by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by the Optionee, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgement, covenant or agreement. Without in any way limiting the generality of the foregoing, this shall include any loss of any kind whatsoever which may be suffered or incurred by the Optionee, directly or indirectly, arising out of any material assessment or reassessment levied upon LATIN with respect to the Property, for fees, tax, interest and/or penalties relating to any period of business operations up to the Closing Date and all claims, demands, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis) and expenses of any kind whatsoever in respect of the foregoing.

15.	Force Majeure

If from time to time the Optionee is prevented by force majeure (“Force Majeure”) from incurring the exploration expenditures in the amounts and times outlined in paragraph 2 hereto (the “Expenditures”), then the Optionee shall have such additional time as is reasonable in the circumstances to incur the Expenditures. The Optionee shall provide notice to the Optionors of the commencement of any Force Majeure together with the details of the circumstances constituting Force Majeure and shall provide the Optionors with notice of termination of Force Majeure.

16.	Confidentiality

The Parties hereto acknowledge and agree that any information obtained through discussions, communications or negotiations between the Parties, will be kept confidential and shall not be used other than in furtherance of the purposes of this Agreement. This confidentiality obligation shall not apply to any information which is now in the public domain, any information which may subsequently become public other than through a breach of this provision by either Party, information disclosed by a third party in respect of which such third parties are not under an obligation of confidentiality or information which is required by law to be disclosed. The obligations under this paragraph 16 are continuing and, in particular, shall survive the termination of the Agreement.

17.	Termination

If TSX-V approval has not been obtained and if Closing has not occurred within four (4) months of the date first written above, this Agreement shall terminate and shall be of no force and effect.

18.	Termination by the Optionors

Any failure by the Optionee to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Except in regard to the failure to issue Shares or pay monies as required under Sections 2 and 3 (a “Capital Default”), the Optionors may give the Optionee written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if the Optionee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, the Optionors may terminate this Agreement by delivering notice to the Optionee of the Optionors’ termination of this Agreement. In the case of the Optionee’s failure to make the Expenditures or make the payments outlined in paragraphs 2 and 3 above, the Optionors shall be entitled to give the Optionee written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then the Optionors may terminate this Agreement by delivering notice to the Optionee of the Optionors’ termination of this Agreement.

In the event of a Capital Default, the Optionors shall not be required to provide notice of default to the Optionee, and shall be entitled to terminate this Agreement by delivering notice to the Optionee of the Optionors’ termination of this Agreement.

19.	Termination by the Optionee

The Optionee may at any time terminate this Agreement by giving written thirty (30) days advance notice to the Optionors. If the Optionee terminates this Agreement, the Optionee shall perform all obligations and pay all payments which accrue or become due before the termination date.

20.	Surrender of Property

On expiration or termination of this Agreement, the Optionee shall surrender the Property promptly to the Optionors and at the Optionee’s sole cost shall remove from the Property all of the Optionee’s buildings, equipment and structures. The Optionee shall reclaim the Property in accordance with all applicable governmental regulations. The Optionee shall diligently perform reclamation and restoration of the Property such that the Optionee’s reclamation and restoration shall be completed in a timely fashion and not later than the date required under any governmental regulations.

21.	Data

Within thirty (30) days following termination of this Agreement, the Optionee shall deliver to the Optionors copies of all data regarding the Property in the Optionee’s possession at the time of termination which before termination have not been furnished to the Optionors and, at the Optionors’ request, the Optionee shall deliver to the Optionors all drilling core, samples and sample splits taken from the Property.

22.	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, to which jurisdiction the Parties hereto hereby attorn.

23.	Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties to this Agreement entitled to grant the waiver. No failure to exercise and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

24.	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or
(b)	the legality, validity or enforceability of that provision in any other jurisdiction.
25.	Headings

The paragraph headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

26.	Assignment and Enurement

Other than the one-time transfer in the normal course of business of the Agreement and its rights thereunder from LAT to its Argentine subsidiary, no Party may assign its rights or obligations under this Agreement to a third party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Should the Optionee wish to transfer or assign its interest in the Property or any part thereof, it shall continue to pay the consideration set out in paragraph 2 above, and if applicable, paragraph 3 above. This Agreement enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

27.	Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering or e-mailing the same to the Optionors or the Optionee, as the case may be, as follows:

To the Optionors at:

John Hiner

Geocom Resources Inc.

Suite 413 – 114 West Magnolia Street

Bellingham, WA

98225, USA

Email : jhiner@geocom-resources.com

With a copy to :

and	Robert Lara	Gary Schellenberg
	Compania Minera Solitario Argentina S.A.	TNR Gold Corp.
	Santiago del Estero 61 – Norte	Suite 620 – 650 West Georgia Street
	5400 Ciudad	Vancouver, BC
	San Juan, Argentina S.A.	V6B 4N9, Canada
	Email: rlara@minerasolitario.com	Email : gschel@netrover.com

To the Optionee at:	With a copy to :

910 – 475 Howe Street	Esmeralda 684 – Piso 3
Vancouver, BC	C1007ABF – Buenos Aires
V6C 2B3, Canada	Republica Argentina
Email: robert@latinamericanminerals.com	Email : alberto@latinamericanminerals.com

28.	Further Assurances

Each Party shall from time to time promptly execute and deliver all further documents and take all further actions necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

Yours very truly,

LATIN AMERICAN MINERALS INC.

per: /s/ Robert Giustra

Name: Robert Giustra
Title: Director

Agreed to and accepted as of the date first written above.

TNR GOLD CORP.

per: /s/ Gary Schellenberg

Name: Gary Schellenberg
Title: President

COMPANIA MINERA SOLITARIO ARGENTINA S.A.

per: /s/ Gary Schellenberg

Name: Gary Schellenberg
Title: President

GEOCOM RESOURCES INC.

per: /s/ John E. Hiner

Name:	John E. Hiner
Title:	President & CEO

SCHEDULE A

MINERAL CLAIMS

SCHEDULE B

NET SMELTER RETURNS ROYALTY

1.

Definitions – For the purpose of this Schedule “B”, “Optionee” and “Optionors” shall have the meanings assigned to them in the Agreement to which this Schedule is attached. “Property” is defined as all or any one of the mineral claims described in Schedule “A” to the Agreement. All the other capitalized terms shall have the meanings assigned to them in the Agreement.

2.

Net Smelter Returns – For the purpose hereof, the term “Net Smelter Returns” shall, subject to paragraphs 3, 4, 5, and 6 below, mean gross revenues received by the Optionee from the sale of all ore, concentrate, doré, metal and mineral products of any kind derived from ore mined from the Property, including all sand, gravel, road grit, after deduction of the following:

(a)	all smelting and refining costs including sampling, assaying, treatment charges and penalties including but not limited to, metal losses, incurred by the purchaser of Mineral Products.
(b)

costs of handling, transporting, securing and insuring Mineral Products from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other purchaser of Mineral Products including, in the case of gold or silver concentrates, security costs; and

(c)	ad valorem taxes and taxes based upon sales or production, but not income taxes; and
(d)	marketing costs, including sales commissions, incurred in selling Mineral Products derived from the Property.
3.

Non-Arm’s Length Revenue – Where revenue otherwise to be included under this Schedule is received by the Optionee in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

4.

Non-Arm’s Length Costs – Where a cost otherwise deductible under this Schedule B is incurred by the Optionee in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

5.	Currency – The currency of the United States shall be used for the purposes of calculating Net Smelter Returns.
6.

Hedging – The Optionee may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.

7.

Co-mingling – If any of the mineral claims comprising the Property are brought into commercial production, they may be operated as a single operation with other mining property owned by third parties or in which the Optionee has an interest, in which event, the Parties agree that (notwithstanding separate ownership thereof) ores mined from the mining property (including the Property) may be blended at the time of mining or at any time thereafter; provided, however, that the respective mining property shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining property. The Optionee shall, at least 60 days prior to the commencement of commingling of ore mined from another property, deliver to the Optionors, a detailed description of the proposed commingling plan and the procedures by which the Optionee intends to determine the respective outturn of minerals from ores mined from the Property and the other property or property. The commingling plan and procedures shall be in accordance with best mining practices.

8.

Sampling – The Optionee shall ensure that highest and best practises and procedures utilized in the precious metals mining industry are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

9.	Net Smelter Return Interest – The Net Smelter Return interest is one percent (1.0%) of Net Smelter Returns.
10.

Payments – Payments of a percentage of Net Smelter Returns shall be made to the Optionors within thirty (30) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Optionee. All such payments shall be made in U.S. dollars.

11.

Calculations – After the year in which commercial production is commenced on the Property, the Optionors shall be provided annually, on or before April 1, with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule B, for the preceding calendar year, certified correct by the Optionee.

12.

Audits – The Optionee shall cause the Net Smelter Returns and the records relating thereto to be audited within the first quarter of each calendar year by a national firm of chartered accountants designated and paid by the Optionee (which may be the auditor of the Optionee) and:

(a)	copies of the audited reports shall be delivered to the Optionors and the Optionee by the chartered accounting firm;
(b)	Solitario and Geocom shall have three (3) months after receipt of any audited report to object thereto in writing to the Optionee, and failing such objection, such report shall be deemed correct; and
(c)

in the event of a reaudit, all costs relating to such reaudit shall be paid by the Optionee (if the original audit is found in error by a margin of 10% or more) or the Optionors (if the original audit is found to be correct) and the Optionors requested the reaudit.

13.

Rights of Parties – The right to receive a percentage of Net Smelter Returns from the Optionee as and when due is and shall be deemed to be a covenant which runs with the title to the mining claims, and the Optionors shall have the unfettered right to record notice of said Net Smelter Returns royalty on title and the Optionee shall cooperate and assist in such recordation. Furthermore, the right to receive a percentage of Net Smelter Returns by the Optionors from the Optionee as and when due shall not be deemed to constitute the Optionee the partner, agent or legal representative of the Optionors or to create any fiduciary relationship between them for any purpose whatsoever.

14.	Operations – the Optionee shall be entitled to:
(a)

make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, doré, metal and products produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling);

(b)

make all decisions relating to sales of such ore, concentrate, doré, metal and products produced provided; however, that subject to paragraph 10 of this schedule royalty payments are owing to the Optionors forthwith upon the outturn of minerals at the smelter, refinery or other place of treatment; and

(c)	make all decisions concerning temporary or long-term cessation of operations.
15.

Re-acquisitions – Notwithstanding the provisions of paragraph 14 of this Schedule B, if the Optionee relinquishes, drops, abandons or allows any portion of the Property to lapse and subsequently reacquires a direct or indirect beneficial interest with respect to such portion of the Property, then such portion of the Property will once again be subject to the obligation to pay Net Smelter Returns.